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                                                                    EXHIBIT 10.9


March 6, 2000

Stan Cipkowski
President and Chief Executive Officer
American Bio Medica Corporation
122 Smith Road
Kinderhook, New York 12106

Dear Stan:

This letter agreement ("Agreement") sets forth the terms and conditions under which I will act in the capacity of independent consultant to American Bio Medica Corporation ("ABMC"). The terms and conditions of this consultantship shall be as follows:

1. The field of the consultantship ("the field") shall cover a variety of areas relating to urine based substance abuse immunoassays and contraband testing. Specifically, these areas shall include, but not be limited to the following:

          Assess the past, current and future business activity of ABMC in order to recommend and/or implement key strategic direction/choices for long-term, sustainable growth and improved shareholder value:

          - Investigate the impact, productivity and future potential of ABMC product distribution channels to determine the most effective and profitable means to accelerate future annual sales growth.

          - Develop a 5-year business plan in line with segmented market growth potential and analysis expectations.

          - Develop strategic plan to optimize segmented market penetration of urine-based immunoassays and contraband tests.

          - Develop ABMC customer desirability model to allow for focused targeting of those customers that present the greatest long-term opportunity.

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          -    Assist in identifying and establishing contact with key
               influential supporting advocates.

          - Conduct marketing audit to assess the macro and micro attributes of customer demand.

          -    Rationalize pricing strategy by market segment.

          -    Provide market research data and estimates for planning purposes.

          - Create strategic business plan that will quickly improve existing ABMC flat growth trend.

          - Identify and prioritize significant national and regional account opportunities, including key decision-makers.

          - Review all aspects of ABMC profit and loss schedule to determine alternatives to improve profit contribution.

          -    Review manufacturing, packaging and distribution process.

          - Evaluate potential of inside telesales group to grow sales at lower costs to serve.

2. This Agreement shall commence March 15, 2000 and shall continue in effect for a period of 12 months or until terminated as provided herein. I agree that during the term I shall be available to provide consulting services on a monthly retainer basis to ABMC. I also agree that at ABMC's request, I will submit detailed time and activity reports pursuant to this Agreement. In addition, I will be available at mutually agreeable dates, places and times, for meetings with ABMC management.

3. For my consulting services, I shall be paid a total of forty-eight thousand ($48,000) dollars net, for the entire 12 month period of this contract. ABMC will assume liability for calculated taxes during the Term of this Agreement. Payment will be executed in the following manner: (1) a single payment of $10,000, net to be provided upon acceptance of this agreement by ABMC, (2) equal monthly payments of $3,800 net, commencing May 15, 2000 and with the last payment on April 15, 2001. ABMC will also reimburse me for reasonable travel and other out-of-pocket expenses incurred in connection with this Agreement, which have the

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prior written approval of ABMC. All payments shall be made to me within fifteen
(15) days of the receipt and all expenses. It is understood and agreed that the compensation set forth in this paragraph shall be in total consideration for the consulting services rendered hereunder.

4. I agree to maintain in confidence and to keep secret for a period of three years beyond the termination of this Agreement, and net to use for any purpose, any unpublished, proprietary or confidential information (Information) disclosed to me by or on behalf of ABMC.

5. All reports, drawings, data, Information and property given to me by ABMC shall be held in confidence by me, and I agree not to use, reproduce or transmit such material to any other party without the prior written approval of ABMC. Said material shall remain the sole property of, and be immediately returned to ABMC upon termination of this Agreement. I also agree that at ABMC's request, I will submit reports to ABMC summarizing all work or activities performed pursuant to this Agreement.

6. Nothing contained in this Agreement shall be deemed to create an employer/employee, principle/agent, or joint venture relationship between the parties. Rather, services shall be performed pursuant to this Agreement as an independent contractor. I agree not to represent myself (express or implied) as an agent, employee or representative of ABMC.

7. I warrant and represent that I have the full right to enter into this Agreement and that I am aware of no impediments with respect to agreements with the third parties which would prevent me from carrying out any of the terms or obligations set forth in this agreement.

8. This Agreement constitutes the entire Agreement between ABMC and Robert L. Aromando, Jr., with respect to the transactions contemplated herein and supersedes all previous negotiations, commitments and writings.

9.   The law of the State of New Jersey shall govern this Agreement.

10. No amendments or modifications hereof shall be effective unless made in writing and signed by authorized representatives of both parties.

11. This Agreement may be terminated by either party upon thirty- (30) days' written notice to the second party. In the event of termination, without regard to the terminating
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     party, I will be compensated for services pursuant to the terms of this
     Agreement through the date of termination.

12. I agree to comply with all applicable laws, regulations and ordinances in connection with the performance of duties hereunder, including, but not limited to, those relating to Procurement Integrity.

13. ABMC agrees to defend, indemnify and hold Robert L. Aromando, Jr. harmless for any and all claims, liability or judgments arising out of this Agreement except to the extent caused by the sole negligence of Robert L. Aromando, Jr.

If the above terms and conditions are in accordance with your understanding of our Agreement, please sign and date this letter in the space provided as an indication of your agreement to be bound by the terms hereof and return the executed original to me. Upon execution of this contract by ABMC, a check in the amount of ten thousand ($10,000) dollars, net will be required to commence duties and activities as outlined in this contract. All fees will be made payable to Robert L. Aromando, Jr., 22 Homestead Farm Road, Milford, New Jersey 08848.


Very truly yours,

AGREED TO AND ACCEPTED BY:                   AGREED TO AND ACCEPTED BY:


/s/ Stan Cipkowski
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Stan Cipkowski                               Robert L. Aromando, Jr.
American Bio Medica Corp.                    Independent Consultant